Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Turtle Beach Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to be paid	Primary Offerings					Newly Registered Securities

	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)

	Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)

	Other	Warrants	457(o)	(1)	(2)	(2)

	Other	Debt Securities	457(o)	(1)	(2)	(2)

	Other	Units	457(o)	(1)	(2)	(2)

	Other	Rights	457(o)	(1)	(2)	(2)

	Unallocated (Universal) Shelf		457(o)	(1)	(2)	$200,000,000	$0.00015310	$30,620

	Secondary Offering

	Equity	Common Stock, par value $0.001 per share	457(c)	3,450,000	$9.44(3)	$32,568,000 (3)	$0.00015310	$4,986.17

Fees Previously Paid

	Total Offering Amounts					$232,568,000	$0.00015310	$35,606.17

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$35,606.17

(1)

With regard to the securities included in the primary offering made hereby, an indeterminate number of the securities of each identified class is being registered as may from time to time be offered hereunder at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder as shall have an aggregate initial offering price not to exceed $200,000,000. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover an indeterminate number of additional securities to be offered as a result of share splits, share dividends or similar transactions.

(2)

The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Item 16(b) of Form S-3 under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee according to Rule 457(c) under the Securities Act, based on the average of the high ($9.71) and low ($9.16) prices of the registrant’s common stock reported on the Nasdaq Global Market on May 7, 2025, which is within five business days prior to filing this registration statement.